Registration No. 333-________
As filed with the Securities and Exchange Commission on July  9, 2009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
___________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
____________________________________

GENERAL ENVIRONMENTAL MANAGEMENT, INC.
NEVADA
IRS ID NO.:

3191 Temple Avenue,  Suite 250
Pomona, California 91768
(909) 444-9500

Timothy J. Koziol	Copy to: Audie J. de Castro, Esq.
General Environmental Management, Inc.	de Castro, P.C.
3191 Temple Avenue, Suite 250	309 Laurel Street
Pomona, California 91768	San Diego, CA 92101
(909) 444-9500	(619) 702-8690

General Environmental Management, Inc, 2009 Flexible Stock Plan

(Full Title of Plan)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock, $.001 par value	3,000,000 (2)	$ 1.00	$ 3,000,000	$ 167.40

1           This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of June 30, 2009, a date within five business days prior to the filing of this registration statement.

2.           These 3,000,000 shares of Common Stock of General Environmental Management, Inc., a Nevada corporation (the “Company”), represent shares issuable upon the exercise of stock options granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                  Plan Information.*

ITEM 2.                  Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I will be sent or given to employees, directors, officers, consultants and advisors as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission"). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                  Incorporation of Documents By Reference.

The following documents are incorporated by reference in this registration statement.

a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

b) All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K, as amended, referred to in (a) above.

c) The description of the common stock, $.001 par value per share (the "Common Stock") of the Registrant is contained in the Registrant's annual report on Form 10-K.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.                  Description Of Securities.

Not applicable.

ITEM 5.                  Interest of Named Experts and Counsel.

Not applicable

ITEM 6.                  Indemnification Of Directors And Officers.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by the Nevada Revised Statutes, our directors and officers shall not be personally liable to us or our shareholders for damages. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7.                  Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

EXHIBIT NO.	EXHIBIT

4.1	General Environmental Management, Inc. 2009 Flexible Stock Plan

5.1	Opinion of de Castro, PC

23.1	Consent of Weinberg and Company, P.A., Certified Public Accountants

23.2	Consent of de Castro, PC (contained in Exhibit 5 hereto)

24	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

ITEM 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(2)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(3)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pomona and State of California, on this 9th day of July 2009.

GENERAL ENVIRONMENTAL MANAGEMENT, INC.

By:	/s/ TIMOTHY J. KOZIOL
CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Timothy J. Koziol his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith,  as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Timothy J. Koziol	Chief Executive Officer and Director	July 9, 2009
Timothy J. Koziol

/s/ Brett M. Clark	Chief Financial Officer	July 9, 2009
Brett M. Clark

/s/ Clyde E. Rhodes	Director	July 9, 2009
Clyde E. Rhodes

/s/ James P. Stapleton	Director	July 9, 2009
James P. Stapleton

EXHIBIT INDEX

GENERAL ENVIRONMENTAL MANAGEMENT, INC.

EXHIBIT NO.	EXHIBIT

4.1	General Environmental Management, Inc. 2009 Flexible Stock Plan

5.1	Opinion of de Castro, PC

23.1	Consent of Weinberg and Company, P.A., Certified Public Accountants

23.2	Consent of de Castro, PC (contained in Exhibit 5 hereto)

24	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)